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                                                                    Exhibit 23.3


                    [Letterhead of DeGolyer and MacNaughton]


                                January 11, 2001


Vintage Petroleum, Inc.
110 West Seventh Street
Tulsa, Oklahoma 74119

Gentlemen:

          We hereby consent to the inclusion of the information incorporated by reference in this Form S-8 Registration Statement with respect to the Bolivian oil and gas reserves, as of December 31, 1999, of Vintage Petroleum, Inc., (the "Company"), the future net revenues from such reserves, and the present value thereof, as set forth in our "Appraisal Report as of December 31, 1999, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc.," which information has been incorporated by reference in this Form S-8 Registration Statement in reliance upon such report of this firm and upon the authority of this firm as experts in petroleum engineering. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues incorporated by reference from the Company's filings because our estimates of future net revenues and discounted present value of future net revenues have been combined with estimates prepared by other petroleum engineers, and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 1999. We hereby further consent to all references to our firm in this Form S-8 Registration Statement.

                                        Very truly yours,

                                        /s/ DeGolyer and MacNaughton

                                        DeGOLYER and MacNAUGHTON